(d)(1)(i)

November 5, 2019

Mr. Todd Modic

Senior Vice President

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Investment Management Agreement, dated November 18, 2014, as amended and restated on May 1, 2015, as amended, between Voya Funds Trust (“VFT”) and Voya Investments, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Manager to render investment advisory services to Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund, the “Fund”), effective on November 5, 2019, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to the Amended Schedule A of the Agreement.  The Amended Schedule A, which indicates the annual investment management fee rate for the Fund, is attached hereto.

Please signify your acceptance to act as Manager to the aforementioned Fund under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
Voya Funds Trust

ACCEPTED AND AGREED TO:
Voya Investments, LLC

By:	/s/ Todd Modic
Name:	Todd Modic
Title:	Senior Vice President, Duly Authorized

AMENDED SCHEDULE A

with respect to the

AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

between

VOYA FUNDS TRUST

and

VOYA INVESTMENTS, LLC

Series	Annual Management Fee (as a percentage of average daily net assets)
Voya Floating Rate Fund	0.65% on all assets
Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund)	0.350% on all assets
Voya High Yield Bond Fund	0.61% on first $500 million of assets; 0.55% on next $4.5 billion of assets; and 0.50% thereafter
Voya Intermediate Bond Fund	0.27% on all assets
Voya Short Term Bond Fund	0.45% on all assets
Voya Strategic Income Opportunities Fund	0.50% on all assets

Effective Date: November 5, 2019, to reflect the addition of Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund).